Exhibit 10.3

                          Agreement with Kohala Clinic

Agreement between StarMed Group, Inc. (StarMed) and Kohala Clinic (Kohala), a professional medical corporation licensed by the State of Hawaii.

The objective of this agreement between StarMed Group, Inc. and Kohala is to expand the medical services presently being offered to the public by Kohala to include StarMed Wellness programs, both proactive and reactive as well as nutritional supplements and medicinal products.

Kohala is at present, operating a medical clinic at 59-210 Ala Kahua, North Kohala, Kamuela, HI, 96743. As professional licensor, Dr. Steven Rosenblatt, or a medical doctors selected by him, agrees to serve as Medical Director to perform, supervise and be responsible for all medical supervision. Such responsibilities shall include supervision of all medical services that require professional licensure under Hawaii law. Dr. Barbara Ota agrees to serve as Clinical Director and to perform all medical services as jointly determined with Medical Director.

StarMed Group through Kohala's Medical Director shall introduce and develop medical services, both reactive and proactive. These expanded medical services may include those for total wellness, weight loss and diabetes, anti-aging, skin rejuvenation, female hormone therapy, food allergies and pain management depending upon community needs as determined by StarMed. StarMed shall have the responsibility to train the medical doctor and staff in each of these medical specialties. The facilities shall operate under the name Kohala Clinic, a StarMed Wellness Center.

StarMed shall manage the business aspects of the Center in consultation with the Medical Director. StarMed agrees that it will have no authority directly or indirectly to perform, supervise or be responsible for any of the medical procedures at the Center which require professional licensure in accordance with Hawaii law.

StarMed shall provide all funds that it deems necessary for the introduction of its Wellness medical program, contracting of medical staffing, etc., products and advertising. Kohala shall not be required to contribute funds for such expansion.

StarMed, as Manager, shall receive all revenues generated by the Center. Such revenues shall belong to StarMed who shall be responsible for paying all operating costs including payments to doctors and staff, rent, medical equipment, and supplies. A separate bank account shall be established by StarMed for such receipts and disbursements where all funds collected for services and products shall be deposited for managing the business activities of the Medical Group. StarMed shall provide initial funds at its discretion to develop the Wellness facilities including funds for medical equipment, supplies, products, advertising and promotion.

         Kohala shall receive compensation from StarMed Management equal to thirty-three percent (33%) of the revenues received as a result of medical services performed. Kohala shall also receive twenty percent (20%) of the gross revenues received from the sale of supplements provided by StarMed. Kohala shall receive a monthly minimum of $3,500.00 of the revenue from receipts of the center.

         Personnel. During the term of this Agreement, StarMed shall provide all required personnel. All personnel which StarMed provides shall be employees of StarMed, who shall be responsible for the payment to all such persons of all compensation, including reasonable base salary, fringe benefits, bonuses, health and disability insurance, worker's compensation insurance and any other benefits which StarMed may deem proper. StarMed shall be responsible for contracting for the services of various medical specialties that might be required such as nutritionist, acupuncturist, physical therapist, and cosmetology. Medical Director shall be solely responsible for the supervision of all such personnel in connection with all clinical functions and responsibilities performed by any such personnel. Every effort will be made to continue the services of the current medical specialist.

         Facilities. Kohala has under lease, office facilities as previously describe and shall provide such space and existing furnishing as mutually agreed upon. The existing lease of the premise shall remain or if extended under the Medical Director's name but rent shall be an obligation of StarMed as long as this management agreement remains in effect

         Title to all existing furniture/fixture and equipment shall remain the property of the Kohala. Title to all new furniture, fixtures and equipment purchased and supplied by StarMed shall remain the property of StarMed.

         Marketing. StarMed shall be responsible for advertising, marketing and public relations to promote the services provided by the Center.

         Fee Schedule. StarMed shall establish a fee schedule for services, devices and supplies provided to patients of the Center and may change it fee schedule from time to time. The fee schedule shall be competitive with the prevailing charges of comparable medical practices. Patients shall be charged and billed for all services provided in accordance with this fee schedule.

Use of Names

         Ownership and License. The parties hereto agree that Kohala shall operate in association with names and logos that are the exclusive property of StarMed. Such Names may only be used in conjunction with the provision of services at the Center.

         Performance of Services. StarMed shall not be required to provide personnel or render services exclusively to the Kohala. The parties agree that no provision of this Agreement shall be construed as limiting in any way StarMed's right to own, operate or manage other Centers facilities or to provide management or administrative services to any other person or entity in StarMed's sole discretion.

         Licensure. Kohala shall be appropriately licensed under all applicable Hawaiian laws, that each physician rendering medical services on behalf of Medical Director shall be duly licensed to practice medicine in the State of Hawaii and in good standing with the applicable Medical Board of Hawaii.

         Charges. Medical Director and StarMed agree to charge patients only in accordance with the established fee schedules at the Center and agrees not to waive fees, other charges, co-payments or deductibles.

Indemnification.

Kohala shall, jointly and severally, cause each of its practicing physicians to, indemnify, defend and hold StarMed, and its officers, shareholders, directors, employees and agents, harmless from and against any and all liability, loss, damage, expense, cost, claim or cause of action which may arise directly or indirectly, from any act, error or omission by Medical Director, its officers, shareholders, directors, employees, agents or representatives and any person rendering medical services under Medical Director's supervision, including, but not limited to, such attorney's fees as are paid or incurred by StarMed, or its officers, shareholders, directors, employees or agents.

StarMed shall indemnify, defend and hold Kohala, and its officers, shareholders, directors, employees and agents, harmless from and against any and all liability, loss, damage, expense, cost, claim or cause of action which may arise, directly or indirectly, from any act, error or omission by StarMed, its officers, shareholders, directors, employees, agents or representatives, including but not limited to, such attorney's fees as are paid or incurred by Kohala, or its officers, shareholders, directors, employees or agents.

Term. This Agreement shall have a term of three years from the Effective Date, unless sooner terminated in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for successive one year periods, unless otherwise terminated in accordance with the provisions of this Agreement. Each renewal term shall be upon the same terms and conditions contained in this Agreement unless otherwise agreed to in writing by the parties.

Termination. This Agreement may be terminated as follows:

         (a)  By Kohala:

                  (i) StarMed shall be deemed to be in default under this Agreement if StarMed is in violation or breach of any material covenant or condition to be performed or observed by it under this Agreement, which violation or breach is not cured within fifteen (15) days after delivery to StarMed of a written notice specifying in detail such violation or breach, unless such breach cannot be cured within fifteen (15) days and the breaching party gives timely notice to the other party to such effect and promptly undertakes appropriate actions to effect such cure and diligently pursues such action to conclusion. Kohala may, at its election, terminate this Agreement by giving not less than twenty-four (24) hours written notice to StarMed after such violation or breach is not cured within such 15-day period or longer period specified above.

         (b) By StarMed:

                  (i) Kohala shall be deemed to be in default under this Agreement, (i) if Kohala fails to pay any amounts due StarMed within ten (10) days after the same becomes due under this Agreement, or (ii) if Kohala is in violation or breach of any material covenant or condition to be performed or observed by it under this Agreement, which violation or breach is not cured within fifteen (15) days after delivery to Kohala of a written notice specifying in detail such violation or breach, unless such breach cannot be cured within fifteen (15) days and the breaching party gives timely notice to the other party to such effect and promptly undertakes appropriate actions to effect such cure and diligently pursues such action to conclusion.

         Insurance.

         (a) Liability Insurance. During the term of this Agreement, StarMed shall obtain and maintain, at StarMed's sole expense, a comprehensive general liability insurance policy and such other similar insurance covering Kohala and StarMed as may be required, in such amounts, with such coverages and with such companies as StarMed may reasonably determine.

         (b) Malpractice Insurance. During the term of this Agreement, Kohala shall obtain and maintain, at sole expense, professional liability insurance covering, Medical Director and each employee and agent with limits of $1 million per occurrence and $3 million in the annual aggregate. In the event that any such insurance coverage is obtained on a "claims made" basis, StarMed shall, upon the expiration or termination of this Agreement, obtain, at Medical Director's expense, full "tail" coverage to cover any event that may have occurred during the term of this Agreement.

         Non-Solicitation. Kohala and each of the physicians employed or engaged by Kohala shall not, during the term of this Agreement and for a period of two
(2) years from the termination or expiration of this Agreement (except with respect to patients who are involved in an active on-going course of medical treatment at the time of termination of this Agreement).

         Non-Compete. Except as otherwise explicitly contemplated herein, Kohala and each of the physicians employed or engaged by Kohala shall not, during the term of this Agreement and for a period of two (2) year from the termination or expiration of this Agreement (except with respect to patients who are involved in an active on-going course of medical treatment at the time of termination of this Agreement).

         General Provisions.

         (a) Arbitration. The parties hereby consent to the resolution by binding arbitration of all claims or controversies in any way arising out of, relating to or associated with this Agreement. Any arbitration required by this Agreement shall be conducted before a single arbitrator in Los Angeles County, California in accordance with the commercial arbitration rules of the American Arbitration Association then existing, and any award, order or judgment pursuant to such arbitration may be enforced in any court of competent jurisdiction.

         (b) Law. This Agreement shall be governed by the laws of the State of California.

         (c) Notices. Any notices or other communications that either party may desire or may be required to deliver to the other party shall be duly made and given if given in person or if sent by overnight or United States mail, postage prepaid, registered or certified mail, with return receipt requested, addressed as follows:

If to Kohala                               If to StarMed Group, Inc.

         Kohala   Clinic                   Herman Rappaport
         59-210 Ala Kahua, North Kohala    2029 Century Park East # 1112
         Kamuela, HI 96743                 Los Angeles, CA 90067

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

Kohala Clinic                                   "StarMed Group, Inc."

a Hawaiian professional medical corporation     A Nevada Corporation

By: /s/ Barbara Ota                             By: /s/ Herman Rappaport
    ---------------                                 --------------------
Name: Barbara Ota                               Name:  Herman Rappaport
Title: ____________                             Title: President